EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2006, accompanying the consolidated financial statements included in the Annual Report of Whittier Energy Corporation on Form 10-KSB for the year ended December 31, 2005.  We have also issued our report dated August 16, 2006, accompanying the statement of Revenue and Direct Operating Expenses for the Acquired Westhoff Ranch Field interests for the year ended December 31, 2005 as filed on Form 8-K/A on August 17, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of Whittier Energy Corporation on this Form S-8.

/s/ GRANT THORNTON LLP

Houston, Texas
September 5, 2006